UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 6, 2015
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
250 Howe Street, 20th Floor
Vancouver, British Columbia V6C 3R8
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    Compensatory Arrangements of Certain Officers.

On May 6, 2015, Lions Gate Films, Inc. (“LGF”), a wholly-owned subsidiary of Lions Gate Entertainment Corp. (the “Company”), entered into an employment agreement (the “Agreement”) with Steve Beeks to continue to serve as the Company’s Co-Chief Operating Officer and Co-President, Motion Picture Group. The Agreement has a three-year term commencing April 1, 2015. Mr. Beeks will continue to oversee the Company’s day-to-day operations and strategic initiatives with Co-Chief Operating Officer Brian Goldsmith. The following summary is qualified in its entirety by the provisions of the Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by this reference.

Pursuant to the Agreement, Mr. Beeks will receive an annual base salary of $950,000 and will be eligible to receive an annual bonus with a target amount of 75% of base salary, such bonus to be determined at the full discretion of the Compensation Committee in consultation with the Company’s Chief Executive Officer. Additionally, Mr. Beeks was granted (i) 33,333 time-vesting restricted share units, (ii) 66,667 performance-vesting restricted share units, (iii) 116,667 time-vesting options to purchase shares of the Company’s common stock and (iv) 233,333 performance-vesting options to purchase shares of the Company’s common stock. Each of these awards is scheduled to vest in three installments on May 5, 2016, May 5, 2017 and March 31, 2018, and with the vesting of the performance awards to also be subject to an assessment of Mr. Beeks’ performance over the 12 month period ending on each vesting date, based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with the Company’s Chief Executive Officer. The Agreement also provides for Mr. Beeks to participate in the Company's usual benefit programs and perquisites for executives at his level.

Additionally, in the event Mr. Beeks’ employment is terminated during the term of the Agreement by the Company without cause (as defined in the Agreement), Mr. Beeks will be entitled to a severance payment equal to 50% of his base salary for the remainder of the term, but in no event less than the greater of either 12 months’ base salary or the amount Mr. Beeks would receive under the Company’s severance policy for non-contract employees that is in effect at the time of termination, a prorated bonus for the fiscal year in which his termination occurs, and 12 months’ accelerated vesting of his time-vested options and restricted stock units granted under the Agreement. Moreover, in the event Mr. Beeks’ employment is terminated by the Company without cause (as defined in the Agreement), within six (6) months of the date of a change in control (as defined in the Agreement), Mr. Beeks would be entitled to a severance payment equal to 100% of his base salary for the remainder of the term, subject to mitigation (unless such termination occurs during the final year of the term, in which case the severance payment would be 12 months’ base salary paid in one lump sum), and any equity-based awards granted to Mr. Beeks by the Company would become fully vested, to the extent then outstanding and not otherwise vested. Also, in the event Mr. Beeks’ employment is terminated during the term due to his death, the restricted share units and options granted to Mr. Beeks pursuant to the Agreement will become fully vested, to the extent then outstanding and not otherwise vested. Mr. Beeks’ right to receive the severance payments and benefits under the Agreement is subject to his execution of a release of claims in favor of the Company.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.        Description
--------------         ---------------

10.1	Employment Agreement between Lions Gate Films, Inc. and Steve Beeks dated May 6, 2015

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2015
LIONS GATE ENTERTAINMENT CORP.
(Registrant)
By: /s/ Wayne Levin
Name: Wayne Levin
Title: General Counsel Chief Strategic Officer